Exhibit 99.1

Revlon Announces Completion of Previously-Announced 1-for-10 Reverse Stock Split

NEW YORK--(BUSINESS WIRE)--Revlon, Inc. (NYSE: REV) ("Revlon" or the "Company") announced today that the 1-for-10 reverse stock split of Revlon's Class A and Class B common stock became effective as of 11:59 p.m., New York City time, on September 15, 2008 (the "Effective Time").

Revlon effected the reverse stock split by filing a charter amendment with the Delaware Secretary of State. The reverse stock split was previously approved by the Company's Board of Directors and stockholders pursuant to Sections 228 and 242 of the Delaware General Corporation Law.

Revlon's Class A common stock will begin trading on the NYSE on a split-adjusted basis when the market opens today, September 16th, 2008, under a new CUSIP number, 761525 609.

As a result of the reverse stock split, each ten (10) shares of Revlon's Class A and Class B common stock issued and outstanding immediately prior to the Effective Time were automatically combined into one (1) share of Class A common stock and Class B common stock, respectively, subject to the elimination of fractional shares, as described below.

The same 1-for-10 reverse stock split ratio was used to effect the reverse stock split of both Revlon Class A and Class B common stock, and accordingly, all stockholders were affected proportionately. The reverse stock split reduced the Company’s issued and outstanding shares of common stock from approximately 481,887,883 shares of Class A common stock and 31,250,000 shares of Class B common stock to approximately 48,188,788 and 3,125,000 shares, respectively.

The number of shares of Class A common stock subject to Revlon’s outstanding employee and director stock options and unvested employee and director restricted stock, as well as the relevant exercise price per share, were proportionately adjusted to reflect the reverse stock split. Accordingly, the approximately 20,786,384 outstanding stock options and approximately 8,219,892 unvested restricted shares were reduced to approximately 2,078,638 outstanding stock options and approximately 821,989 unvested restricted shares, respectively. The number of shares authorized for issuance under Revlon's stock plan was also reduced from 65,500,000 shares of Class A common stock to 6,550,000 shares using the same 1-for-10 split ratio.

Revlon has retained its transfer agent, American Stock Transfer & Trust Company ("AST"), to act as exchange agent for the reverse stock split. AST will manage the exchange of old, pre-reverse stock split shares for new post-split shares. Stockholders of record as of the Effective Time will receive a letter of transmittal providing instructions for the exchange of their shares as soon as practicable following the Effective Time. Stockholders who hold their shares in “street name” will be contacted by their banks or brokers with any instructions. For further information, stockholders and securities brokers should contact AST at 877-248-6417 (toll free); 718-921-8317; or info@amstock.com.

Revlon will not issue any fractional shares of its Class A or Class B common stock as a result of the reverse stock split. Instead, as soon as practicable after the Effective Time, AST will aggregate all shares of record holders that would otherwise have resulted in fractional shares and arrange for them to be sold on the open market. AST will then allocate the proceeds of such sales to the record holders' respective accounts pro rata in lieu of fractional shares as soon as practicable following the Effective Time. Stockholders will not be entitled to receive interest for the period of time between the Effective Time and the date the stockholder receives his or her cash payment, if any, in lieu of fractional shares.

Upon the Effective Time, each certificate representing shares of Revlon common stock immediately prior to the reverse stock split will be deemed to represent the number of full shares of common stock resulting from the reverse stock split. However, until stockholders of record have surrendered their old certificates for exchange and otherwise complied with AST's procedures, AST has advised us that they will not be able to process payments to any such stockholder in lieu of fractional shares, if any, or process payments to any such stockholder in respect of dividends or other distributions, if any, that may be declared and payable to holders of record following the Effective Time, nor will AST be able to effectuate any sale or transfer of shares by any such stockholder after the Effective Time.

About Revlon

Revlon is a worldwide cosmetics, hair color, beauty tools, fragrances, skincare, anti-perspirants/deodorants and personal care products company. The Company’s vision is to provide glamour, excitement and innovation to consumers through high-quality products at affordable prices. Websites featuring current product and promotional information can be reached at www.revlon.com, www.almay.com and www.mitchumman.com. Corporate and investor relations information can be accessed at www.revloninc.com. The Company’s brands, which are sold worldwide, include Revlon®, Almay®, Mitchum®, Charlie®, Gatineau® and Ultima II®.

CONTACT:
Revlon, Inc.
Abbe F. Goldstein, CFA, 212-527-6465